Exhibit 5.1

Fulbright & Jaworski LLP

666 Fifth Avenue, 31st Floor
New York, New York 10103-3198
United States

Tel +1 212 318 3000
Fax +1 212 318 3400
nortonrosefulbright.com

April 29, 2014

The Wet Seal, Inc.

26972 Burbank

Foothill Ranch, CA 92610

Re: Registration Statement on Form S-3

Ladies and Gentlemen:

We have acted as counsel to The Wet Seal, Inc., a Delaware corporation (the “Company”), in connection with the registration under the Securities Act of 1933, as amended (the “Securities Act”), of shares of the Company’s Class A common stock, $0.10 par value per share (the “Shares”), on Form S-3 filed with Securities and Exchange Commission on April 29, 2014 (as may be amended, the “Registration Statement”). The Registration Statement relates to the proposed resale from time to time by the selling stockholder named in the Registration Statement (the “Selling Stockholder”) of up to an aggregate of 28,614,131 Shares issuable to the Selling Stockholder (i) in accordance with the terms of the convertible notes due March 27, 2017 (the “Notes”) and (ii) upon exercise of warrants (the “Warrants”), in each case issued to the Selling Stockholder on March 26, 2014.

In connection with the foregoing, we have examined originals or copies of such corporate records of the Company, certificates and other communications of public officials, certificates of officers of the Company and such other documents as we have deemed relevant or necessary for the purpose of rendering the opinions expressed herein. As to questions of fact material to those opinions, we have, to the extent we deemed appropriate, relied on certificates of officers of the Company and on certificates and other communications of public officials. We have assumed the genuineness of all signatures on, and the authenticity of, all documents submitted to us as originals, the conformity to authentic original documents of all documents submitted to us as copies thereof, the due authorization, execution and delivery by the parties thereto other than the Company of all documents examined by us, and the legal capacity of each individual who signed any of those documents.

Based upon the foregoing, and having due regard for such legal considerations as we deem relevant, we are of the opinion that the Shares have been duly and validly authorized for issuance and, when issued in accordance with the respective terms of the Notes and the Warrants, as described in the Registration Statement, will be duly and legally issued and fully paid and nonassessable.

The opinions expressed herein are limited exclusively to applicable federal laws of the United States of America and applicable provisions of, respectively, the Delaware Constitution, the Delaware General Corporation Law and reported judicial interpretations of such law, in each case as currently in effect, and we are expressing no opinion as to the effect of the laws of any other jurisdiction.

We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and the reference to this firm under the caption “Legal Matters” in the prospectus contained therein. This consent is not to be construed as an admission that we are a party whose consent is required to be filed with the Registration Statement under the provisions of the Securities Act or the rules and regulations of the Securities and Exchange Commission promulgated thereunder.

Very truly yours,

/s/ Fulbright & Jaworski LLP

Fulbright & Jaworski LLP